EXHIBIT 10.1

September 6, 2013

Kent Emry
c/o Dakavia
4676 Commercial Street SE, #167
Salem, OR 97302

Re: Offer of employment

Dear Mr. Emry:

Fresh Start Private Management, Inc., a Nevada Corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.
Position. You will start in a full-time position of Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”), with the authority and duties set forth in the Company’s By-laws. You will be appointed to the Board upon your commencement of employment and, subject to legal limitations. For purposes of the letter agreement (this “Agreement”), your first day of work at the Company, which shall be September 13, 2013 or sooner (“Anniversary Date”), will be considered your “Employment Start Date”.

Your employment with the Company will extend every twelve (12) months from your anniversary date unless the board of directors provides prior written notice of non-renewal thirty days prior to anniversary date.

2.
Compensation. Your starting annual base salary will be at the rate of two hundred thousand dollars ($200,000) per annum, less any applicable taxes and withholdings, paid in accordance with the Company’s normal payroll practices and subject to annual review for increase and bonus. After year one you will also be eligible to receive an annual bonus as provided by the board of directors based on performance and Company’s performance.

601 North Parkcenter Drive, Suite 103, Santa Ana, CA 92705
Tel (714) 541-6100

K. Emry – Offer of employment

3.
Inducement Stock Option Grant. As a part of the Company’s executive team, we strongly believe that ownership of the Company by our employees is an important factor to our success. Therefore, as part of your compensation, the Company will grant you an option to purchase six million (6,000,000) shares of the Company’s common stock (the “Inducement Option”). The per share exercise price for the inducement Option will be determined by the Plan Administrator of Fresh Start Stock Option Plan on the date of grant as determined by the board of directors. The inducement Option will be issued under, and subject to, the terms and conditions of the Company’s 2012 Stock Option Plan, and, to the extent not inconsistent herewith, the applicable notice of stock option grant and stock option agreement. The Company will issue granted stock the employee stock option to you within five business days of the grant date.

4.	Confidential Information. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Confidentiality Agreement.

5.	Termination of Employment. If your employment under this Agreement terminates, the provisions below will apply.

The company may terminate your employment with or without Cause. You may terminate your employment with or without Good Reason.

6.	Outside Activities. While you render services to the Company, you agree that you will disclose to the board of directors any other employment, consulting or other business activity.

7.	Miscellaneous.

(a)
Governing Law.  The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law.

(b)
Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

601 North Parkcenter Drive, Suite 103, Santa Ana, CA 92705
Tel (714) 541-6100

K. Emry – Offer of employment

If you wish to accept this offer, please sign and date this letter and return it to me.  As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.  This offer, if not accepted, will expire at the close of business on September 13, 2013.

We look forward to having you join us no later than September 13, 2013.

Very truly yours,

FRESH START PRIVATE MANAGEMENT, INC

By:	/s/ Neil Muller
(Signature)

Name:	Neil Muller
Title:	President and Director

By:	/s/ Jorge Andrade
(Signature)

Name:	Jorge Andrade
Title:	CEO and Chairman

ACCEPTED AND AGREED:

Kent Emry
KENT EMRY

/s/ Kent Emry
(Signature)

September 9, 2013
Date

Anticipated Start Date:	September 13, 2013

601 North Parkcenter Drive, Suite 103, Santa Ana, CA 92705
Tel (714) 541-6100